Exhibit 7.5

Loan No. 950114733

SECURED PROMISSORY NOTE

$44,250,000	January 3, 2005

FOR VALUE RECEIVED, WILLIAM LYON, an individual, WILLA DEAN LYON, an individual and WILLIAM HARWELL LYON SEPARATE PROPERTY TRUST (the “Trust”) (jointly and severally, “Borrower”) promises to pay to the order of FREMONT INVESTMENT & LOAN, a California industrial bank, and its successors and assigns (collectively, “Lender”), at 2727 E. Imperial Highway, Brea, California 92821, Attention: Commercial Real Estate Loan Service Center, Loan No. 950114733, or at such other place as Lender may designate in writing, in lawful money of the United States of America, the principal sum of Forty-Four Million Two Hundred Fifty Thousand Dollars ($44,250,000), together with interest thereon at the rate set forth herein from the date of disbursement until paid, on the terms set forth herein.

ARTICLE 1

DEFINITIONS

As used herein, the following initially-capitalized terms shall have the meanings set forth below. Any initially-capitalized terms not otherwise defined herein shall have the meanings given such terms in that certain Loan and Security Agreement of even date herewith between Borrower and Lender (the “Loan Agreement”).

“Adjustment Date” means during the Initial Adjustment Date and the first day of every sixth calendar month thereafter.

“Advance” means the Initial Advance or any Subsequent Advance.

“Advance Conditions” means the conditions to the disbursement of Subsequent Advances from the Holdback for Interest Reserve set forth on Exhibit A attached hereto.

“Advance Termination Date” means January 1, 2006.

“Attorneys’ Fees,” “Attorneys’ Fees and Costs,” “attorneys’ fees” and “attorneys’ fees and costs” are defined in the Loan Agreement.

“Ceiling Rate” means a rate of eleven and 79/100 percent (11.79%) per annum.

“Closing Month Interest” is defined in Section 2.2(B).

“Default Interest Rate” means a rate of five percent (5%) per annum in excess of the Variable Interest Rate in effect from time to time under this Note.

“Event of Default” means any of the events specified in Section 4.4.

“Exit Fee” means an amount equal to one percent (1%) of the Loan Amount.

“Final Payment” means the final payment due on the Maturity Date of all unpaid principal, interest, charges and other amounts due under this Note or any of the other Loan Documents.

“Floor Rate” means a rate of five and one-quarter percent (5.25%) per annum.

“Funding Potential Default” means any Potential Default, other than a Potential Default which Lender determines, in its good faith sole discretion, is reasonably likely to be cured in accordance with the Loan Documents before becoming an Event of Default.

“Holdback for Interest Reserve” means a portion of the Loan proceeds in the amount of Two Million Nine Hundred Fifty Thousand Dollars ($2,950,000).

“Initial Adjustment Date” means August 1, 2005.

“Initial Advance” is defined in Section 2.5.

“Initial Disbursement” means a portion of Loan proceeds in the amount of Forty-One Million Three Hundred Thousand Dollars ($41,300,000)

“Initial Payment Date” means March 1, 2005.

“Interest Rate” means the Variable Interest Rate or the Default Interest Rate, as applicable.

“Interest Reserve Criteria” means the data, information, and assumptions underlying Lender’s calculation of the amount of the Holdback for Interest Reserve, as more particularly set forth on Exhibit B attached hereto.

“LIBOR Rate” means the Six-Month LIBOR rate of interest published on each Monday under this designation in the Wall Street Journal, in its Money Rates section. Changes in the Variable Interest Rate shall be based on the Six-Month LIBOR rate quoted in the Wall Street Journal. If such rate ceases to be available, or ceases to be published in the Wall Street Journal, Lender may select a substantially similar alternate as determined by Lender in its reasonable discretion.

“Loan” means the loan evidenced by this Note.

“Mandatory Prepayment” is defined in Section 2.2D.

“Maturity Date” means January 1, 2007.

“Monthly Installment” shall mean the monthly payments of interest required to be made by Borrower pursuant to Section 2.2 of this Note.

“Payment” means the Monthly Installments, the Final Payment, any Mandatory Prepayment and/or any other payment required to be made by Borrower pursuant to the terms of the Loan Documents.

“Prepayment” means a Payment (other than a Mandatory Prepayment) under this Note made in advance of the regularly scheduled due date hereunder.

“Subsequent Advance” is defined in Section 2.5.

“Variable Interest Rate” means an annual rate equal to five and 79/100 percent (5.79%) until the Initial Adjustment Date, and from and after the Initial Adjustment Date, the LIBOR Rate as of the date which is one (1) Business Day prior to the applicable Adjustment Date plus the Variable Rate Margin, but not greater than the Ceiling Rate and not less than the Floor Rate, and in each case as the same may be increased as provided in Section 6.4 of the Loan Agreement.

“Variable Rate Margin” means three percent (3%) per annum.

ARTICLE 2

INTEREST; PAYMENTS; ADVANCES

2.1 Variable Interest Rate.

Subject to the provisions of Section 4.3, interest shall accrue on the unpaid principal balance outstanding under this Note from time to time at the Variable Interest Rate, as the same may be increased as provided herein. The Variable Interest Rate shall be adjusted on the Initial Adjustment Date and on each Adjustment Date thereafter to reflect changes in the LIBOR Rate; provided that in no event shall the Variable Interest Rate (a) exceed the Ceiling Rate, (b) be less than the Floor Rate, or (c) be adjusted up or down by more than one percent (1.0%) at any Adjustment Date. Borrower acknowledges and agrees that (x) Lender has no obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the Variable Interest Rate; (y) the LIBOR Rate is used merely as a reference in determining the Variable Interest Rate; and (z) the LIBOR Rate is a reasonable and fair basis for calculating the Variable Interest Rate.

2.2 Payments.

A. Borrower shall make monthly payments of interest in arrears beginning on the Initial Payment Date, and on the first day of each calendar month thereafter through and including the Maturity Date, in the amount from time to time of the interest accruing upon the unpaid principal balance of the Loan (including, without limitation, any Subsequent Advances funded by Lender as provided in this Note from the date of such disbursement). The Monthly Installments shall be subject to adjustment to reflect any adjustments in the Variable Interest Rate of this Note. Monthly Installments shall also be adjusted as provided in Section 6.7 of the Loan Agreement.

B. Interest shall commence to accrue under this Note upon the disbursement by Lender of Loan proceeds. At closing, the disbursement by Lender of Loan proceeds into the escrow for the Loan closing shall be deemed the disbursement of such proceeds by Lender. Interest for any partial calendar month in which the Closing Date occurs (the “Closing Month Interest”) shall be deducted from the funds disbursed by Lender on the Closing Date. All interest shall be calculated based on a three hundred and sixty (360) day year (which may result in a higher annual rate than if a three hundred sixty-five (365) day year were used) (unless such calculation would result in a usurious rate under the laws of the Governing State, in which event interest shall be calculated on the basis of a three hundred sixty-five (365) day year), but shall be computed for the actual number of days in the period for which interest is charged.

C. Each Monthly Installment and the Final Payment shall be applied first to the payment of accrued and unpaid fees, charges and interest under this Note and the other Loan Documents as of the date of receipt and the remainder, if any, shall be applied to the unpaid principal balance of the Loan; provided that from and after the occurrence of an Event of Default under any of the Loan Documents, or at any time that an uncured Potential Default exists under any of the Loan Documents, Lender shall be entitled to allocate Monthly Installments, the Final Payment and any other payments received by Lender to principal, interest, fees, and/or charges in such order as Lender may elect. All payments of principal, interest, and other amounts under this Note and the other Loan Documents shall be payable without any right of reduction, deferral, set-off, deduction, abatement, rescission or counterclaim.

D. Borrower shall make a mandatory prepayment of the Loan in an amount equal to the amount that any Borrower actually receives as a result of the sale of any of the Canyons Apartments, Provence Apartments or Country Club Villas Apartments (a “Mandatory Prepayment”) within three (3) Business Days after any Borrower receives such amount. Such Mandatory Prepayment shall permanently reduce the principal balance of this Note.

E. Whenever any payment to be made hereunder or under any of the other Loan Documents shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the interest due hereunder or under the other Loan Documents.

2.3 Exit Fee.

A. On the Maturity Date (or such earlier date as the Loan may become due or the Loan is paid in full) Borrower shall pay the Exit Fee to Lender, the payment of which is an essential bargained-for part of the consideration to Lender for its agreement to disburse the Loan. The Exit Fee has been fully earned by Lender as of the Closing Date and shall be in addition to all other amounts required to be paid by Borrower under the Loan Documents.

B. BY INITIALING BELOW, BORROWER EXPRESSLY ACKNOWLEDGES AND UNDERSTANDS THAT NOTWITHSTANDING ANY APPLICABLE LAW TO THE CONTRARY, PURSUANT TO THE TERMS OF THIS NOTE, IT HAS AGREED THAT IT HAS NO RIGHT TO REPAY THIS NOTE WITHOUT THE PAYMENT OF THE EXIT FEE EXCEPT AS OTHERWISE PROVIDED IN THIS NOTE AND THAT IT SHALL BE LIABLE FOR THE PAYMENT OF THE EXIT FEE FOR PAYMENT OF THIS NOTE ON ACCELERATION OF THIS NOTE IN ACCORDANCE WITH ITS TERMS. FURTHERMORE, BY INITIALING BELOW, BORROWER EXPRESSLY ACKNOWLEDGES AND UNDERSTANDS THAT LENDER HAS MADE THE LOAN IN RELIANCE ON THESE AGREEMENTS OF BORROWER AND THAT LENDER WOULD NOT HAVE MADE THE LOAN WITHOUT SUCH AGREEMENTS OF BORROWER.

BORROWER’S INITIALS:

2.4 Additional Advances.

If Lender advances funds under the terms of this Note or any of the other Loan Documents other than Advances pursuant to Section 2.5, such amounts (a) shall be deemed advances under this Note and shall be secured by the Security Instrument and other Loan Documents, notwithstanding that such advances may cause the total amount advanced to exceed the face amount of this Note, (b) shall be subject to the imposition of a loan fee of one percent (1%) of the amount advanced, plus interest thereon at the Default Interest Rate from the date of Lender’s advance of funds until the date of reimbursement, and (c) shall be due and payable, together with such loan fee and interest, within ten (10) days after demand by Lender.

2.5 Advances.

A. The Loan proceeds will be advanced by Lender to Borrower pursuant to the terms and conditions of this Section 2.5 in an initial disbursement in the amount of the Initial Disbursement, less any fees, costs, expenses and interest payable to Lender as of such date (the “Initial Advance”), upon the closing of the Loan, and subsequent disbursements from the Holdback for Interest Reserve (individually, a “Subsequent Advance” and collectively, the “Subsequent Advances”), upon the terms and conditions set forth in this Section 2.5.

B. Each Subsequent Advance shall be made by Lender to Borrower at Borrower’s request only if and when all of the Advance Conditions shall have been satisfied with respect to each such Subsequent Advance. Lender shall make each Subsequent Advance from the Holdback for Interest Reserve as of the date the applicable interest payment is due unless Lender receives a written request from Borrower not to make such disbursement prior to the date when the interest to be paid with such disbursement is due, and Borrower hereby irrevocably authorizes Lender to make any such disbursement (and within ten (10) days after Lender’s request, Borrower shall execute and deliver to Lender such documents as are reasonably requested by Lender in connection with such disbursement). Notwithstanding the foregoing, Lender shall have no obligation to make any Subsequent Advance unless and until all of the conditions set forth on Exhibit A with respect to disbursements from the Holdback for Interest Reserve are satisfied.

C. Borrower acknowledges and agrees that, notwithstanding anything to the contrary set forth in this Note, Lender shall have no obligation to make any or all of the Subsequent Advances unless all of the Advance Conditions with respect thereto have been satisfied in full on or before the applicable Advance Termination Date. In the event that all of the Advance Conditions for any Subsequent Advance have not been satisfied in full on or before the Advance Termination Date, Lender’s obligation to make, and Borrower’s right to receive, such Subsequent Advance and any future Subsequent Advances from the Holdback for Interest Reserve shall terminate and be of no further force or effect. In the event that all of the Advance Conditions for any Subsequent Advance have not been satisfied in full on or before the applicable Advance Termination Date, Lender’s obligation to make, and Borrower’s right to receive, such Subsequent Advance and any future Subsequent Advances from the applicable Holdbacks shall terminate and be of no further force or effect.

D. The parties agree that the provisions of this Section 2.5 constitute a contract to make a loan (extend debt financing or financial accommodations) within the meaning of 11 U.S.C. Section 365(c)(2) and Section 365(e)(2)(B).

ARTICLE 3

MATURITY DATE

3.1 Maturity Date.

The Final Payment and all other amounts owing by Borrower to Lender under the Loan Documents shall be due and payable on the Maturity Date.

ARTICLE 4

MISCELLANEOUS PROVISIONS

4.1 Restrictions on Transfer and Encumbrance.

This Note is secured by, among other things, the Security Instrument. The Security Instrument contains provisions allowing for the acceleration of the maturity date of this Note upon the sale, transfer, conveyance, assignment, encumbrance, hypothecation or other alienation without Lender’s prior written consent (which may be withheld in Lender’s good faith sole discretion), of all or any portion of the Collateral or any interest therein except as expressly permitted in the Security Instrument. Further, the Loan Agreement contains provisions for the acceleration of the Maturity Date of this Note upon the occurrence of certain events described therein.

4.2 Interest Rate Limitation.

It is the intent of Borrower and Lender that the Loan be exempt from the restrictions of the usury laws of the Governing State. In the event that for any reason it is nonetheless determined the Governing State’s usury law is applicable to the Loan, Borrower and Lender stipulate and agree that none of the terms and provisions contained herein or in any of the Loan Documents shall ever be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of the Governing State. In such event, if Lender collects monies which are deemed to constitute interest which would otherwise increase the effective interest rate under this Note to a rate in excess of the maximum rate permitted to be charged by the laws of the Governing State, all such sums shall, at the option of Lender, be credited to the payment of the sums due hereunder or returned to Borrower.

4.3 Late Charge And Default Interest Rate.

If any Payment is not received by Lender within fifteen (15) days after its due date, or if such tenth day is not a Business Day, if any Payment is not received by Lender on the next succeeding Business Day after such fifteenth (15th) day, Borrower shall pay to Lender a late charge of ten percent (10%) of such Payment, which late charge shall be immediately due and payable without demand or notice by Lender. In addition, if any Event of Default occurs hereunder or under any of the other Loan Documents, all amounts owing to Lender under the Loan Documents shall bear interest at the Default Interest Rate commencing on the occurrence thereof. Borrower acknowledges that late payment of any Payment or the occurrence of an Event of Default will cause Lender to incur costs which would be costly or inconvenient to establish. Borrower and Lender agree that it would be impractical or extremely difficult to fix Lender’s actual damages if any Payment is not paid when due or an Event of Default occurs, and such late charge and Default Interest Rate represent a reasonable sum considering all of the circumstances and represent a fair and reasonable estimate of the costs that Lender will incur by reason of late payment or default. Notwithstanding anything to the contrary set forth herein, such late charge and interest at the Default Interest Rate and/or Lender’s acceptance thereof shall not obligate Lender to accept the cure of any Event of Default under the Loan Documents or limit Lender’s right to compel performance of any obligation or exercise any of its rights or remedies under the Loan Documents.

4.4 Event of Default; Remedies.

Borrower’s failure to pay any principal, interest or other monies due under this Note within fifteen (15) days after such amount is due shall constitute an Event of Default under this Note upon written notice by Lender to Borrower given at any time on or after the occurrence of such event; provided that upon such notice from Lender, such Event of Default shall be deemed to have occurred as of the occurrence of such event, irrespective of the date of such notice; and provided further that Lender’s giving of or failure to give such notice shall not affect, in any manner whatsoever, the imposition of any late charge or interest at the Default Interest Rate pursuant to the provisions of this Note or the other Loan Documents; and the occurrence of an Event of Default under any of the other Loan Documents (as “Event of Default” is defined in such other Loan Documents) shall constitute an Event of Default under this Note automatically and with no notice from Lender required. From and after the occurrence of any Event of Default hereunder, Lender may, at its option, declare all principal, interest and other indebtedness evidenced by this Note to be immediately due and payable without any presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or notice of any kind, and Lender shall be entitled to exercise any and all remedies available to it under the Loan Documents or at law or in equity.

4.5 Attorneys’ Fees and Other Expenses.

If Borrower fails to pay any amounts owing under this Note or any of the other Loan Documents when due or if an Event of Default occurs under any of the Loan Documents, Borrower shall pay Lender, within fifteen (15) days after demand by Lender, all reasonable attorneys’ fees and costs, and all other reasonable out-of-pocket expenses, incurred by Lender in connection with this Note or the exercise of any right or remedy under this Note or any of the other Loan Documents, including, without limitation, reasonable title, filing, recording, appraisal, environmental, trustee and other costs or fees.

4.6 Waivers.

Borrower hereby waives diligence, presentment, protest and demand, notice of protest, notice of intent to accelerate, notice of acceleration, notice of non-payment, dishonor and repayment of this Note and, to the extent permitted by applicable law, the defense of the statute of limitations. Borrower expressly agrees that, without in any way affecting the liability of Borrower hereunder or under the other Loan Documents and without giving any notice to Borrower thereof, Lender may, at its option, extend the Maturity Date or the time for payment of any Payment due hereunder, accept additional security, release any party liable hereunder, release any security now or hereafter securing this Note, accept a renewal of this Note or join in any subordination agreement. No provision in this Note (including, without limitation, the provisions for the late charge or interest at the Default Interest Rate) shall be construed as in any way excusing Borrower from its obligation to make each Payment under this Note promptly when due.

4.7 Successors and Assigns.

This Note and all of the obligations hereunder shall be the joint and several obligation of all makers of this Note (who are referred to jointly and severally as “Borrower” in this Note). This Note shall be binding upon and shall inure to the benefit of Borrower and Lender and their respective successors and assigns.

4.8 Notices.

All notices, or other documents or demands, required or permitted to be given under this Note shall be in writing and shall be given in the manner provided in the Loan Agreement.

4.9 Counterparts.

This Note may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Note to physically form one document.

4.10 Governing Law; Waiver of Jury Trial.

This Note shall be governed by, and construed and enforced in accordance with, the laws of the Governing State.

BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY CONTROVERSY OR CLAIM, WHETHER ARISING IN TORT OR CONTRACT OR BY STATUTE OR LAW, BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONJUNCTION WITH THIS NOTE (INCLUDING, WITHOUT LIMITATION, THE VALIDITY, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF), OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION HEREWITH. EACH PARTY ACKNOWLEDGES AND AGREES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BORROWER’S AND LENDER’S ENTERING INTO THE LOAN DOCUMENTS AND THE PARTIES WOULD NOT HAVE ENTERED INTO THE LOAN DOCUMENTS WITHOUT THIS WAIVER. LENDER AND BORROWER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION 4.10 IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL.

IN WITNESS WHEREOF, Borrower has duly executed and delivered this Note.

/s/ WILLIAM LYON WILLIAM LYON, an individual
/s/ WILLA DEAN LYON WILLA DEAN LYON, an individual
WILLIAM HARWELL LYON SEPARATE PROPERTY TRUST

By:	/s/ RICHARD M. SHERMAN, JR.
Richard M. Sherman, Jr., as Trustee

S-1

EXHIBIT A

Advance Terms and Conditions

1. Holdbacks and Subsequent Advances.

A. Advance Conditions for All Subsequent Advances.

The following shall be conditions precedent to each Subsequent Advance:

(i) No Event of Default shall have occurred, and no uncured Funding Potential Default shall exist, under any of the Loan Documents.

(ii) Without limiting the provisions of the Loan Documents, no payment required to be made by Borrower under the Loan Documents shall have been made more than thirty (30) days after the due date under the Loan Documents, other than late payments which Lender determines, in its good faith sole discretion, are not indications of a potential future Event of Default or Potential Default under the Loan Documents.

(iii) Upon each disbursement of the Holdback for Interest Reserve (unless Borrower has delivered to Lender a written request not to make such disbursement), Borrower shall be deemed to have made a representation and warranty to Lender that the representations and warranties set forth in Section 5.8 of the Loan Agreement and in Section 4(M) of the Guaranty are true, correct and complete in all respects as of the date of such disbursement (if any), as if all such representations and warranties have been expressly remade by Borrower and Guarantor as of the date of such disbursement (if any).

(iv) The Holdback for Interest Reserve is “in balance”.

B. Holdback Balancing.

The determination as to whether or not the Holdback for Interest Reserve is “in balance” as required by this Exhibit A may be made by Lender at any time, including, without limitation, with each request for a disbursement from such Holdback.

2. Conditions and Terms for Specific Subsequent Advances.

A. Holdback for Interest Reserve.

(i) Provided that the conditions set forth in Section 1(A) of this Exhibit A are satisfied, beginning on the Initial Payment Date and continuing on each payment date thereafter until the Advance Termination Date, Lender shall disburse funds from the Holdback for Interest Reserve to pay the Monthly Installments due under this Note unless prior to the payment date Borrower delivers to Lender a written request not to make such disbursement. Neither the creation of the Holdback for Interest Reserve, nor any of the provisions of this Note relating to the Subsequent Advances, shall limit or affect, in any manner, Borrower’s obligations to make Monthly Installments as provided in this Note.

(ii) Provided that all other conditions to the disbursement of such amount from the Holdback for Interest Reserve are satisfied, concurrently with the first disbursement of funds from the Holdback for Interest Reserve, Lender will disburse to Borrower an amount equal to the Closing Month Interest paid by Borrower, if any.

A-1

(iii) Lender shall be obligated to disburse funds from the Holdback for Interest Reserve only at such times as the Holdback for Interest Reserve is “in balance.” The Holdback for Interest Reserve shall be “in balance” only at such times as the undisbursed funds in the Holdback for Interest Reserve are sufficient, as determined by Lender in its good faith sole discretion, to pay all Monthly Installments through and including the Advance Termination Date. In the event that (a) the funds in the Holdback for Interest Reserve are fully disbursed prior to the Advance Termination Date, or (b) Lender determines at any time, in its good faith sole discretion, that as a result of any actual or projected variance from the Interest Reserve Criteria, the Holdback for Interest Reserve is not, or will not be, “in balance” as provided herein, Borrower shall pay the interest due on the Loan on or before the date such interest payment is due until such time as the Holdback for Interest Reserve is “in balance,” as determined by Lender in its good faith sole discretion.

(iv) Irrespective of the actual date of disbursement of funds from the Holdback for Interest Reserve, interest shall accrue under this Note on each disbursement from the Holdback for Interest Reserve commencing on the due date of the Monthly Installment to which such disbursement relates. By way of example only, a disbursement from the Holdback for Interest Reserve on May 7 to pay all or a portion of the Monthly Installment due on May 1, shall accrue interest under this Note commencing on May 1.

(v) All disbursements from the Holdback for Interest Reserve shall be deemed additional Loan Advances to Borrower notwithstanding that such amounts shall be disbursed by Lender to itself, and Borrower shall be credited with such payment as if Lender received such payment in cash from Borrower.

(vi) Provided that the conditions set forth in Sections 1 and 2 of this Exhibit A are satisfied and the Advance Termination Date has not yet occurred, Lender shall pay any Monthly Installment by way of disbursement of the Holdback for Interest Reserve without Borrower’s request, and Borrower hereby irrevocably authorizes Lender to make any such disbursement (and within ten (10) days after Lender’s request, Borrower shall execute and deliver to Lender such documents as are reasonably requested by Lender in connection with such disbursement).

(vii) Lender shall have no obligation to disburse, and Borrower shall have no right to request any undisbursed amounts in the Holdback for Interest Reserve as of the Advance Termination Date.

A-2

EXHIBIT B

Interest Reserve Criteria

[Attached]

H-1